BRIDGE LOAN AGREEMENT

        This Bridge Loan Agreement dated as of March 28, 2003, is between Bank of America, N.A. (the “Bank”) and Coast Hotels and Casinos, Inc. (the “Borrower”) with reference to the following facts:

A.     The Borrower has heretofore entered into an Amended and Restated Loan Agreement dated as of September 16, 1999 with a syndicate of lenders for which Bank of America, N.A., serves as Administrative Agent (as heretofore amended, the “Syndicated Credit”).

B.     The Borrower has indicated that it will seek to refinance the Syndicated Credit during the period prior to June 30, 2003.

C.     Pending the proposed refinancing, the Borrower has requested that the Bank provide the interim credit facilities described herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     LINE OF CREDIT AMOUNT AND TERMS

1.1    Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a revolving line of credit to the Borrower (the “Facility”). The amount of the line of credit (the “Commitment”) is Twenty Million Dollars ($20,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2    Availability Period. The line of credit is available upon the fulfillment of the conditions precedent set forth in Section 5.1 and 5.2 of this Agreement between the date of this Agreement and the earliest of the following dates (the “Expiration Date”):

(a)     the date which is ninety days following the date of execution of this Agreement;

(b)     the date upon which the Syndicated Credit is hereafter amended to extend its maturity or to change the amount thereof;

(c)     the date upon which the Syndicated Credit is refinanced with another credit facility or terminated; or

(d)     any or such earlier date as the availability may terminate as provided in this Agreement.

1.3    Repayment Terms.

(a)	Unless the LIBOR Rate described in Section 2.1 of this Agreement is unavailable (or the Bank otherwise reasonably consents) each loan made pursuant to this Agreement shall bear interest at the LIBOR Rate (determined for each loan by the Bank in respect of interest periods selected by the Borrower) plus 3.5% per annum. Any principal amount bearing interest in respect of the LIBOR Rate is referred to as a “Portion.” Any interest period for any Portion shall expire no later than the Expiration Date

(b)	In the event that the LIBOR Rate is unavailable, then interest will be calculated with reference to the Prime Rate at a rate equal to the Bank’s Prime Rate plus 2.5% per annum. The Borrower will pay interest in respect of any loan bearing interest with reference to the Prime Rate on the first day of each calendar month and upon payment in full of any principal outstanding under this line of credit.

(c)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

(d)	The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

2.	LIBOR PROVISIONS

2.1 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two or three weeks, or one month, as selected by the Borrower. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(c)	Upon the occurrence of an Event of Default, the Bank may terminate the availability of the LIBOR Rate. If the Borrower fails to select a new interest rate in respect of any expiring LIBOR Portion, the Bank may convert the expiring Portion to a Prime Rate based Borrowing or may select a new interest period for the Borrower.

(d)	The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate (1.00 - Reserve Percentage)
Where,

(i)	“London Inter-Bank Offered Rate” means the interest rate at which the Bank’s London Banking Center, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Las Vegas local time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(g)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	FEES AND EXPENSES

3.1    Commitment Fees. During the Availability Period, Borrower shall pay to the Bank a commitment fee equal to .375% of the Commitment times the average daily amount of the unused portion of the Commitment. Commitment fees shall be payable monthly in arrears on the last day of each month, on the date of any termination of the Commitment and on the Expiration Date.

3.2    Expenses. The Borrower agrees to reimburse the Bank for reasonable expenses incurred to pay filing, recording and search fees, appraisal fees, title report fees, documentation and similar fees.

3.3    Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books and records, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments.

(a)	Each payment by the Borrower will be made in immediately available funds by direct debit to the Borrower’s deposit account or by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2 Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from the Borrower’s account number 000990114837 (Coast Hotels & Casinos Inc. dba The Orleans Hotel & Casino Operating Account), or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Direct Debit.

(a)	The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Borrower’s account number 000990114837, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(b)	The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.4    Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5     Interest Calculation. All interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6    Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5. CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1    Conditions to First Extension of Credit. Before the first extension of credit:

(a)	Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)	Guaranty. A guaranty of the obligations of the Borrower hereunder executed by Coast Casinos, Inc., a Nevada corporation.

(c)	Other Items. Any other items that the Bank reasonably requires.

5.2    Conditions to Each Advance. As a condition to each extension of credit hereunder:the entire amount of the Syndicated Credit shall have been advanced to the Borrower, and shall remain outstanding and no default or event of default shall have occurred and remain continuing under the terms of this Agreement or the Syndicated Credit.

6. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1    Formation. Borrower is duly formed and existing under the laws of the State of Nevada. Coast Casinos, Inc. is duly formed and existing under the laws of the State of Nevada.

6.2    Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s corporate powers, have been duly authorized, and do not conflict with its Articles of Incorporation or Bylaws. The guaranty of Coast Casinos, Inc. referred to in Section 5.1(b) is within Coast Casinos, Inc.‘s corporate powers, has been duly authorized, and does not conflict with its Articles of Incorporation or Bylaws.

6.3    Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4    Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5    No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6    Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the financial condition , operations, properties or prospects of the Borrower (or any guarantor).

6.7    Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s ability to repay the loan or have a material adverse effect on the Borrower’s financial condition, except as have been disclosed in writing to the Bank.

6.8    Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except where the failure to so possess such permits, memberships, franchises, contracts, licenses and rights would not have a material adverse effect on the Borrower.

6.9    Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation with respect to an obligation in excess of $5,000,000, except as have been disclosed in writing to the Bank.

6.10    Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due (other than taxes being contested in good faith) have been paid, except as have been disclosed in writing to the Bank.

6.11    No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12    Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1    Use of Proceeds. To use the proceeds of the Facility only for general corporate purposes of the Borrower.

7.2    Financial Information. To provide the Bank with all of the financial and other information and reports required to be submitted to the Administrative Agent and the lenders under the Syndicated Credit, concurrently with its submission to the Administrative Agent and the lenders thereunder, and such additional information as requested by the Bank from time to time.

7.3    Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations which are not permitted by the terms of the Syndicated Credit (as in effect on the date hereof) or without the Bank’s written consent.

7.4    Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns which are not permitted by the terms of the Syndicated Credit (as in effect on the date hereof).

7.5    Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has, except for changes in the ordinary course of business.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.6    Investments. Not to have any existing, or make any new, investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)     Existing investments disclosed to the Bank in writing.

(b)     Investments in the Borrower’s current subsidiaries.

(c)     Investments in Cash Equivalents (as defined in the Syndicated Credit).

    (d)        Investments permitted under Section 6.16 of the Syndicated Credit.

7.7     Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d) Extensions of Credit permitted under Section 6.16 of the Syndicated Credit. 7.8 Additional Negative Covenants. Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets in any manner prohibited by the Syndicated Credit.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend its business for more than 2 days.

7.9 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over One Million Dollars ($1,000,000) filed against and served on the Borrower or any guarantor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any guarantor.

(c)	Any event of default under this Agreement or the Syndicated Credit, or any event which, with notice or lapse of time or both, would constitute an event of default under this Agreement or the Syndicated Credit.

(d)	Any material adverse change in the Borrower’s or any guarantor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower, and any such contingent liabilities which are reasonably foreseeable.

7.10 Insurance.

(a)	Insurance. To maintain insurance consistent with the requirements of the Syndicated Credit.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.11   Compliance with Laws. To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

7.12   Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.13   Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.14   Prepayment of Indebtedness. Make any payment of principal with respect to any indebtedness of Borrower (including without limitation any of the indebtedness under the Syndicated Credit) prior to the date when due, if any amount is outstanding under this Agreement.

8.     DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1    Failure to Pay. The Borrower fails to make a payment under this Agreement when due, provided that the Borrower shall not be deemed to be in default for any failure to make a payment of interest, fees or other amounts which are not principal until two business days have passed following a demand for that payment by the Bank.

8.2    Other Bank Agreements. The Borrower or any guarantor fails to perform any obligation under any other agreement the Borrower or any guarantor has with the Bank.

8.3    Cross-default. Any Event of Default (as defined in the Syndicated Credit) occurs or any event of default under other agreement in connection with any credit exceeding $5,000,000 the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed.

8.4    Change of Control. Any Change of Control (as defined in the Syndicated Credit as of the date of this Agreement) occurs.

8.5    Bankruptcy. The Borrower or any guarantor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower or any guarantor makes a general assignment for the benefit of creditors.

8.6    Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any guarantor’s business, or the business is terminated.

8.7    Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any guarantor in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.8    Judgments. A final judgment against Coast Casinos, Inc. or any of its Subsidiaries is entered for the payment of money in excess of $5,000,000 (other than any money judgment covered in full by insurance) and, absent procurement of a stay of execution, such judgment remains unsatisfied for sixty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any part of the Property of any such Person and is not released, vacated or fully bonded within sixty calendar days after its issue or levy.

8.9    Government Action. Any government authority takes action that materially adversely affects the Borrower’s or any guarantor’s financial condition or ability to repay the loan.

8.10   Default under Related Documents. Any default occurs under any guaranty, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

8.11   Other Breach Under Agreement. The Borrower fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1    GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2    California Law. This Agreement is governed by California law.

9.3    Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided (i) that such assignee shall be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless an event of default or default has occurred and is continuing and (ii) such participant or assignee shall have entered into a confidentiality agreement satisfactory to the Borrower. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4    Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.5    Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.6    JURY TRIAL WAIVER. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.7    One Agreement. This Agreement and the Guaranty collectively:

(a)     represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)     replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)     are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.8    Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent caused by the gross negligence or willful misconduct of the Bank or other indemnified party or as to any claim by an indemnified person to the extent the Borrower prevails on that claim. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank.

9.9    Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on actual receipt, (b) overnight courier shall be deemed delivered on actual receipt, and (c) telecopy shall be deemed delivered when transmitted, with receipt confirmed by answerback.

9.10   Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11   Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.		COAST HOTELS AND CASINOS, INC.
By	/s/ Peter J. Vitale	By	/s/ Gage Parrish
Typed Name	Peter J. Vitale	Typed Name	Gage Parrish
Title	Vice President	Title	Vice President and C.F.O.

By	Address where notices to the Borrower are to be sent:
Typed Name
Title	4500 W. Tropicana Ave.
Las Vegas NV 89103
Facsimile: 702-365-7499

Address where notices to the Borrower are to be sent:	Borrower's place of business (or chief executive office, if more than one place of business), if different from address listed above: